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                                                                    Exhibit 99.2

                                 SANDERSON FARMS

                            MODERATOR: JOE SANDERSON
                                DECEMBER 6, 2005
                                   10:00 AM CT

Operator:            Good day everyone and welcome to the Sanderson Farms
                     Incorporated conference call. Today's call is being recorded.

                     At this time for opening remarks and introductions I would like to turn the call over to the Chairman and Chief Executive Officer, Mr. Joe Sanderson.

                     Please go ahead, sir.

Joe Sanderson:       Thank you.

                     Good morning and welcome to Sanderson Farms Fourth Quarter and Year End conference call.

                     With me on the call today are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, our Treasurer and Chief Financial Officer

                     We issued a news release this morning announcing net earnings of $10.1 million or 50 cents per fully diluted share for our fourth fiscal quarter of 2005. During the fourth quarter of fiscal 2004, we earned $5.1 million or 25 cents per diluted share.

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                     For the year ended October 31, 2005, we reported net income of $70.6 million or $3.51 per diluted share. For fiscal 2004, we reported net income of $91.4 million or $4.57 cents per diluted share.

                     The $10.1 million in net income is net of Hurricane Katrina-related losses of $7.9 million. The $7.9 million consists of the deductible under our policies and certain expenses and loss profits that we have not yet recorded as a receivable. Mike will discuss the insurance more in a moment.

                     Each of you should've received a copy of the release and accompanying financial summary. I'll begin the call with brief comments about the year and the company's operations and then turn the call over to Lampkin and Mike for a detailed account of the operating and financial results.

                     Before we make any further comments, I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:       Thank you, Joe, and good morning to everyone.

                     Before we begin the call this morning, I need to caution you as always that the call will contain certain forward-looking statements about the business, financial condition, and prospects of the company.

                     All forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.


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                     The actual performance of the company could differ
                     materially from that indicated by the forward-looking statements because of various risks and uncertainties.

                     These risks and uncertainties are described in Item 7 of the most recent annual report on Form 10-K and in management's discussion and analysis of financial conditions and results of operations found in Item 2 of
                     Part 1 of the company's quarterly report on Form 10-Q filed with the SEC in connection with our third fiscal quarter ended July 31, 2005.

                     Our Form 10-K for the year ended October 31, 2005 will be filed with the SEC before the end of the month.

Joe Sanderson:       Thank you, Mike.

                     While the overall chicken market softened during our fourth fiscal quarter when compared to the first three quarters of the year and with the fourth quarter of last year and our operations were impacted by Hurricane Katrina, our financial and operating results for the fourth quarter allowed Sanderson Farms to complete the second most profitable year in our company's history.

                     Our fourth quarter net earnings of 50 cents per fully diluted share compares to 25 cents for the same quarter last year. The quarter contributed to annual earnings from operations of $3.51 per share. Our earnings were achieved on net sales of $1.006 billion, marking the second consecutive year our sales exceeded $1 billion mark.

                     I am proud of the people of Sanderson Farms who contributed to a successful year. The year was highlighted for us by the opening of our new Georgia


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                     complex, which when fully operational next summer will
                     represent a 23% increase in production capacity.

                     One week after beginning production at the new Georgia facility, the company faced Hurricane Katrina, the effects of which lingered throughout the rest of the quarter.

                     I want to congratulate the people of Sanderson Farms for opening the new Georgia facility on time and on budget and for their selfless dedication to this company during a very trying period in the days following the hurricane. It was a good year for Sanderson Farms and I am proud of all our people.

                     At this time, I'll turn the call over to Lampkin.

Lampkin Butts:       Thank you, Joe.

                     As Joe mentioned, with the exception of dark meat, market prices for poultry products were lower across the board during our fourth quarter when compared to our fourth quarter last year. And the prices for all products including dark meat dropped during the quarter from prices experienced during our third quarter.

                     The average Georgia dock price during our fourth quarter was 3.85% lower than last year's fourth quarter and was 1.4% lower than our third quarter. For the year, the Georgia dock averaged 74.29 cents per pound, which was less than 1% decrease from the 74.74 cents per pound average during fiscal 2004.

                     Bulk leg quarter prices increased 55% for the quarter compared to last year's fourth quarter and increased 18% for the year. However, leg quarter prices have fallen significantly since the end of our fiscal year. While leg quarter


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                     market prices averaged 44.8 cents per pound during the
                     fourth quarter, they currently stand at 26 cents per pound.

                     Boneless breast prices during our fourth quarter were lower by 14% when compared to the fourth quarter a year ago and were 25% lower for the year.

                     Finally, wing prices during our fourth quarter averaged 86 cents per pound, down 16% from the average of $1.03 cents during last year's fourth quarter. For the year, wing prices were down 12.44% from an average of $1.07 per pound during (fiscal) 2004 to an average of 94 cents per pound during fiscal 2005.

                     All this said, our average sales price for poultry products during fiscal 2005 was more than 4.1 cents per pound below last year, decreasing 6.5% for the year ended October 31, 2005 when compared to the year ended October 31, 2004.

                     These lower poultry prices were offset by the lower grain cost we experienced during the fiscal year. As we have been reporting all year, grain costs were approximately $60 million lower during fiscal 2005 when compared to fiscal 2004.

                     While cash market prices for corn and soybean meal dropped significantly during our fourth quarter, the company's cost of these commodities remained high relative to the spot market price because the company had priced its grain needs earlier in the year.

                     Current corn and soybean meal prices are down substantially from their mid summer highs and we expect these lower prices to continue for the foreseeable future.


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                     Based on current pricing and the prices that we have been
                     able to lock in for 2006, we expect feed grain cost for the company during fiscal 2006 to be $5 million to $10 million than the favorable cost we experienced in 2005.

                     We are obviously pleased that our new Georgia facility opened on time and on budget in August. The additional capacity represented by the new facility when added to the additional pounds resulting from the conversion of our Collins plant to all big bird deboning will add over 26% in new capacity when both projects are completed.

                     The new capacity will open new marketing opportunities for the company as well as improve efficiencies in our plants. The Georgia facility and Collins conversion will add 8.1 million total pounds per week of finished product to the company's capacity when complete, which when applied to SG&A expenses and fixed cost will positively impact margins per pound.

                     Just as we do at the beginning of each fiscal year, we met with our managers last week to identify opportunities in our plants, in the field, and in sales that we will work to capture during 2006. And we expect our overall operating performance to continue to improve. Our goal for 2006 is as always to operate at the top of our industry.

                     Our sales program maintained its momentum during fiscal 2005 and we will work hard to build on that momentum in 2006. We continue to be pleased with the acceptance of our fresh chicken advertising program and we will continue to expand that program with new ads during 2006.

                     This program will cost approximately $14 million during fiscal 2006 compared with $13 million during 2005.


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                     Lower white meat chicken prices during fiscal 2005 allowed our prepared Foods Division to enjoy lower raw material cost for the year when compared to fiscal 2004. And that division returned to profitability during fiscal 2005.

                     While progress was made during the last fiscal year in foods, we will make more changes over the coming months to increase the efficiency of our Foods Division as well as lower our cost at the plant.

                     The Foods Division currently has the capacity to cook and further process 850,000 pounds of chicken meat each week on the (fry lines). That volume is not sufficient to allow the foods plant to be a low cost producer of further processed chicken products.

                     To address the situation, our 2006 capital budget will include $4.8 million for equipment and other upgrades that will allow us to increase our volume on the fry line to 1 million pounds per week by February 1, 2006 and to 1.2 million pounds per week before the end of 2006.

                     Furthermore, we will continue upgrades at the Foods Division over the next 24 months that will include the installation of equipment that (will) allow us to increase our further processing and cooking capacity.

                     These upgrades will more than double our capacity to cook chicken and foods over the next 24 months and we believe this increased capacity will put the Foods Division the position to be a low cost producer of further processed poultry products just as our fresh plants are low cost producers of fresh chicken products.


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                     While grain prices continue to move lower and we have been able to lock in a material portion of our fiscal 2006 needs at favorable levels, the chicken market is a little more difficult to predict.

                     It is encouraging to note that the Georgia dock price currently stands at 72 cents per pound, reflecting solid retail demand. Boneless breast prices however have moved lower over the last two months, in part we believe because of sagging consumer confidence and high gasoline prices, both of which have contributed to soft consumer demand at casual dining establishments, which are large customers for boneless breast products.

                     While wing prices and demand remained solid, we expect a typical market for wings as we move into 2006.

                     While dark meat prices are down considerably from their highs for the year, the USDA is predicting higher exports during 2006 compared to a strong 2005. If this prediction holds, export demand should continue to provide support for dark meat prices and to some extent the market for all chicken.

                     As many of you know, exports were very strong during 2005. Most every export market experienced strong growth in volumes during the year, particularly the markets in the former Soviet Union countries. This strong export demand resulted in high dark meat prices for much of the year.

                     While exports of the last two months have softened due at least in part to avian influenza concerns in Europe, we believe the USDA's prediction of stronger exports during 2006 is well founded.


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                     The USDA is also predicting only modest increases in
                     chicken production during 2006, which is supported by leading indicators such as egg sets and breeder placements.

                     Breeder chick placements over the last nine months are up just under 2% when compared to the same nine months a year ago, which supports the consensus estimates of a 2-1/2% to 3% increase in production for calendar 2006 compared to 2005.

                     At this point, I would like to turn the call over to Mike Cockrell, Chief Financial Officer of Sanderson Farms.

Mike Cockrell:       Thank you, Lampkin.

                     We continue to be pleased with our financial performance during the fourth quarter despite the challenges of a hurricane. Net sales for quarter totaled $249.1 million, down from the $259.2 million for the same quarter during fiscal 2004.

                     This reduction reflects the lower poultry market prices described by Lampkin, as well as a decrease in the pounds of poultry sold during the quarter of 4.7%. This decrease in pounds sold during the quarter was the result of two things.

                     First the company experienced a net reduction of 3.8% in the number of chickens sold during the quarter because of the head lost during the hurricane. Secondly the company experienced a reduction in leg quarters sold in the export market because of hurricane-related destructions to the Port of New Orleans.


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                     The 50 cents per share earned during the quarter compares
                     to 25 cents earned during last year's fourth quarter and resulted in annual earnings of $3.51 per share compared to $4.57 a share last year.

                     For the fiscal year, net sales totaled $1.006 billion or a 4.4% decrease from the $1.052 billion for fiscal 2004. Cost of sales for the year decreased 1.9% compared to a year ago and totaled $826.7 million.

                     While the average sales price for poultry products during fiscal 2005 was down 6.5% compared to a year ago, the average cost per pound in our poultry business decreased 2.1% compared to last fiscal year reflecting lower grain costs, which lower grain costs were partially offset by hurricane-related costs and Georgia expenses in startup.

                     Our cost of sales for the three months ended October 31 as compared to the same three months during fiscal 2004 decreased 7.5%. This decrease is primarily a result of a decrease in the cost of corn and soybean meal this year compared to last year. As Lampkin mentioned, we met our target of approximately $60 million in lower grain cost for the fiscal year compared to last year.

                     SG&A expenses for fiscal 2005 were up $6.2 million compared to fiscal 2004. This increase was primarily due to the company's startup cost in Georgia, which were booked as SG&A cost until operations (began) in August.

                     During the first three quarters of the fiscal year, $4.1 million in startup cost were booked as SG&A cost. During the fourth quarter, losses attributable to the Georgia startup totaled $3.1 million or 9 cents per share net of income taxes.


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                     Also our board of directors voted in October to contribute
                     $5.5 million to our ESOP, which benefits all employees of Sanderson Farms. This contribution was made during October and is reflected in 2005 results.

                     At the end of our fiscal year, our balance sheet reflected shareholders' equity of $345.7 million and net working capital of $107.6 million. The current ratio was 2.4 to 1. Our total debt at the end of the year was $10.9 million and our debt to cap ratio was 3.1% at October 31.

                     Our net debt was less than zero and for the year we reduced long-term debt by over $4 million. We spent $128 million on capital improvements and we paid $8.5 million in dividends.

                     In light of our performance and our cash flow during fiscal 2005, our board of directors increased our regular quarterly dividend rate from 10 cents per share to 12 cents per share at its October meeting.

                     For fiscal 2005, interest expense was $433,000 or a 72% decrease from the $1.6 million paid for interest during fiscal 2004. This number reflects our lower outstanding debt and it also reflects the capitalization of construction interest related to the Georgia plant and our new general office.

                     During fiscal 2005, we spent approximately $128 million on planned capital projects. That included $92.3 million in Georgia and $15.1 million on the new general office.

                     We expect our capital expenditures during fiscal 2006 related to our existing facilities and our new general office under construction to be approximately $73.4 million and will be funded by cash on hand, internally generated


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                     working capital, and cash flows from operations. The
                     company has a $200 million unused revolving line of credit available as well.

                     The $73.4 million in capital budgets includes approximately $7.9 million in operating leases, $10 million to complete the construction of the new general corporate office building, $22 million to build the feed mill and complete the conversion in Collins, and $4.8 million to begin making the changes at our Foods Division that Lampkin described.

                     Our depreciation and amortization during fiscal 2005 totaled $24.9 million and we expect $31.8 million in depreciation for fiscal 2006.

                     The company's financial statements for the fourth fiscal quarter and the year ended October 31 reflect a receivable from the company's insurance carriers of $14.9 million for property damage, expenses incurred, and lost profits resulting from Hurricane Katrina.

                     The company's total insurance claim through October 31, 2005 for property damage, expenses, and lost profits is $20 million net of the applicable deductible of $2.75 million.

                     The total reduction in operating income of $7.9 million relates to the deductible of $2.75 million and incurred but unrecognized lost profits and expenses of approximately $5.1 million.

                     The unrecognized lost profits and expenses of $5.1 million were the direct result of the effect of Hurricane Katrina and the company's efforts to minimize potential losses from the hurricane, and will be recognized as a receivable once negotiations with our insurance carriers are complete and a final - and final amounts are determined.


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                     The company intends to seek reimbursement for all of its
                     insured losses, including the unrecognized lost profits and expenses. We expect negotiations with the company's insurance carriers to be completed during 2006.

                     The company believes the remaining effects of lost production and additional expenses related to Hurricane Katrina that will be incurred during the first fiscal quarter of 2006 will be substantially covered by the company's insurance policies.

                     With that, I will turn the call back over to Joe for some closing comments.

Joe Sanderson:       Thank you, Mike.

                     I would like to follow up on a couple of things mentioned by Lampkin and Mike and then we will open the call for questions.

                     First with respect to Hurricane Katrina, I am pleased to report that all of the losses to our live inventories have been replaced and the last of our reduced production weeks ended Thanksgiving week. While business interruption losses lingered into the first quarter, they are now behind us and from and operational standpoint we are back to normal.

                     Lampkin mentioned certain initiatives we will be taking at our Foods Division over the next 24 months as we work to become a low cost producer of further processed chicken products.

                     Our company has always been a low cost producer of fresh chicken products and in many ways we measure our success by maintaining that position. The changes Lampkin described that will increase our capacity to cook chicken at


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                     our Foods Division will make the goal of also being a low
                     cost producer of further processed chicken products attainable.

                     Lampkin also mentioned that we expect our feed grain cost to be between $5 million and $10 million more during fiscal 2006 than they were during fiscal 2005. Values over the last few weeks have fallen into the range where we typically become aggressive pricing our grain needs and we have been an aggressive buyer of our 2006 needs.

                     While we have not completely priced out our fiscal 2006 needs, we are close on soybean meal and will continue to aggressively price our corn needs. While prices for both grains may go lower, we are confident that at current and priced values we will remove the risk of a run-up in prices for fiscal 2006 and be in a position if we have a cooperative chicken market to return good value to our shareholders.

                     With respect to chicken prices, I continue to be confident regarding the chicken markets for fiscal 2006. There is nothing I've seen in the fundamentals regarding the supply side that would indicate a run-up or significant expansion in the chicken supply. Pullet placements, which for the last nine months are up under 2%, continue to support a 2% to 3% increase in production during 2006.

                     With projected export demand, I believe this level of production growth is manageable for the marketplace. While boneless breast meat prices have remained soft through the fall, I agree with Lampkin that most of that is attributable to softness in consumer demand caused by erosion in consumer confidence and high fuel prices.


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                     Absent the unexpected, the supply and demand balance should support reasonable chicken prices during fiscal 2006.

                     With that, we will now open up the call for question and answers.

Operator:            Thank you, sir.

                     Today's question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.

                     If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

                     We will proceed in the order that you signal us and we will take as many questions as time permits.

                     Once again, that is star-1 to ask a question. And we'll go first to (Pablo Zwanick) with JP Morgan.

(Renaldo Vincentes): Hi, this (Renaldo Vincentes) on behalf of (Pablo Zwanick).
                     How are you guys?

Man:                 Good morning.

Man:                 Good.

(Renaldo Vincentes): Quick question.


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                     If you look back, you know, over the last six months, can
                     an argument be made that in order to satisfy the greater demand for exports, the industry has sort of overproduced white meat and that's why we've been seeing lower white meat prices here?

Man: We think that the (unintelligible) in production that we saw in '05, which is - I guess it's 3% or 4%, that part of that (was) taken up in the export market, which is dark meat. And it did leave the balance of the increase in production in the States to be in the form of boneless breast, tenders, and wings.

(Renaldo Vincentes): Right.

Man: We don't think that it was a burdensome amount (unintelligible) those items peaked in the - in price in '04 and we think there was some shift in menus after the summer of '04. When prices got so high there was some shift in promotional activity and features, not at retail but in casual dining arena and quick service, and that that probably affected demand a little bit this year and resulted in lower white meat prices this year. It doesn't seem like a burdensome number to us.

                     The fall has been unusual in that we've had two hurricanes and - which resulted in $3 gasoline. And that impacted demand, particularly in the casual dining segment this fall.

                     And the - we know, or we believe the bird flu issue has particularly affected export demand. And we think possibly it's also affected not demand in the United States. The - we've seen research from the National Chicken Council that indicates the American consumer is not - (has) not changed their eating habits based on bird flu but it possibly has changed some feature activity and promotional activity.


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                     And we believe going into '06 that with the supply numbers we're looking at that again we're optimistic that the market given another increase in exports and given a good economy and lower gasoline prices that the market should be
                     - we should be optimistic about the market.

(Renaldo Vincentes): Okay, okay.

                     And, I mean, a quick follow up. I know you kind of already touched on this. But - and also you guys don't give any specific guidance. But when we model out what we assume prices are going to be, what's your take on that? What do you think prices are going to be going forward?

Joe Sanderson:       Well - this is Joe. Let me - if you look over a five-year
                     period and throw out the high and throw out the low and look at a normal pattern, that's what we would expect. We would expect a normal pattern, to have lower breast meat prices and the October through December period and...

(Renaldo Vincentes): Right.

Joe Sanderson:       ...rising prices that would peak July 4 and hang on into
                     Labor Day and then start declining after Labor Day.

                     That's - that would be our expectation, a normal historical pattern.

(Renaldo Vincentes): Okay, okay. All right, thank you. Thanks guys.

Operator:            Our next question is from (Farrah Aslam) with (Stevens).

(Farrah Aslam):      Hi, good morning.


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Men:                 Good morning.

(Farrah Aslam):      Just kind of clarifying first of all the hurricane impact, now I'm seeing ($22.74 million) total impact from the hurricane on the quarter and you've received about $14.9 million in reimbursements. And you're going to have a deductible of about $2.75 million.

                     Is that correct?

Man: That's - the numbers are correct. The amount that you said we received we have booked as a receivable.

(Farrah Aslam):      Okay.

Man: But you need to of course factor that into our cash flow for the next year because that amount has not been received. It's been booked as a receivable.

                     And then the balance, the $5.1 million plus the deductible, the deductible obviously is a permanent loss. The $5.1 million are losses that we have quantified but have not yet booked as a receivable, either because there are -that we're still computing the amounts. Some of that for example is lost profits.

                     And we have not yet met with our insurance company to go through all of those numbers, and we have not booked that as a receivable yet.

(Farrah Aslam):      Okay, just wanted to make sure that I need to take that
                     $22.5 million - sorry, $22.75 million as the extraordinary for Hurricane Katrina.


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                     Now you had noted that your grain costs and feed costs for
                     '06 are expected to up be. Does that include the additional grain for the feed for the chickens in Georgia?

Man:                 No. No. That does not include total cost of goods sold.

Man:                 (Unintelligible).

Man:                 Yeah (unintelligible)...

(Farrah Aslam):      I'm sorry?

Man:                 (Unintelligible).

(Farrah Aslam):      It does not include the additional grain that would be
                     needed for...

Man:                 (Unintelligible).

(Farrah Aslam):      ...to feed the poultry in Georgia.

Man:                 Well, they're telling me it does include that.

(Farrah Aslam):      It does include that.

                     And your grower payments are going to increase about $20 million to $25 million because of that new Georgia plant?

Man:                 I don't have that number...

Man:                 Oh, I don't have that number.


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(Farrah Aslam):      Or so. Okay.

                     And do you expect energy and other costs to be up next year? And if so about how much?

Man: I - we don't - I don't anticipate energy costs for us are going to be up next year. Our energy costs this year were on the market. I mean, I don" know that, anymore than I know exactly what boneless breast is going to be next spring.

                     But...

(Farrah Aslam):      Mm-hm.

Man: ...you know, indications are gasoline prices and diesel prices are coming down.

Man: For the winter quarter though. For the first quarter you're likely to have some increases in natural gas and diesel. But...

Man:                 (Unintelligible).

Man:                 ...don't think they're material.

Man:                 Yeah.

(Farrah Aslam):      Okay.


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                     And then for your new plant, you had booked some costs this year related to the startup. Do you anticipate incremental new plant inefficiencies to be about $10 million next year or so?

Man: We don't have that quantified. You know, we quantified what they were for the fourth quarter obviously. And going forward, the plant continues to ramp up production.

(Farrah Aslam):      Mm-hm.

Man: It's already begun to - it's begun production on the second shift of the first line and January we'll start the second line. And by next August 1, we'll be up and running full.

                     Until the plant gets up and running full, obviously there will be inefficiencies. But the exact amount of that will depend obviously on what they're selling the chicken for and selling the production for. And so we have not quantified that number exactly.

(Farrah Aslam):      Okay.

                     And in terms of SG&A expenses for you guys next year, are you anticipating kind of maybe - what sort of increases in total kind of SG&A expenses are you looking for year over year?

Man:                 Well, actually for the year...

(Farrah Aslam):      Mm-hm.


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Man:                 ...we don't expect any material increases. Advertising's
                     going to be about the same.

(Farrah Aslam):      Right.

Man:                 SG&A is going to be impacted favorably by higher volumes.

(Farrah Aslam):      Right. As a percentage of sales it should be down.

Man:                 (Yes).

Man:                 That's exactly correct.

Man:                 That's correct.

(Farrah Aslam):      So that's going to help your kind of operating and EBITDA
                     margins going forward.

                     And what do you expect D&A to be? What was it in fiscal '05 and what is it expected to be in '06?

Man: We expect it to be $31 million in '06, just over $31 million. It was $24.8 million this past year.

(Farrah Aslam):      Great, thanks.

                     And then I just didn't get in terms of percentage terms in the fiscal fourth quarter, what was pricing down year over year in the fiscal fourth quarter?...

                     You said it in cents but I'm just not sure in terms of percentages.


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

Man:                 I'm looking for that number. Hold on just a second.

(Farrah Aslam):      Great.

Man:                 Which for the fourth quarter?

(Farrah Aslam):      Pricing in terms of - in percentage terms.

Man:                 (Unintelligible).

Man: Yeah, I gave you - we gave you the year number. I don't have the number for the overall chicken market. Right now I've got it by the parts. I'm sorry.

(Farrah Aslam):      Okay, no problem.  We can (follow up) offline.

                     Just kind of - can you just share with us, kind of we're reading the headlines on AI in the export market. What gives you confidence that we're going to have another solid year in exports next year for chicken?

Man: Well, we are - we're looking at a couple of things. Number one is the USDA, the Foreign Agricultural Service, and the World Agricultural Outlook Board, they continue to project increased exports next year.

                     I do think that we've got to - we've got to get some of this - some of the bird flu issues behind us. But assuming we get those behind us that next year will be a good year for exports.

                     The markets that are pulling most of this volume are continuing to develop economically and their economies are doing well and the price of oil is helping them. And I think all of that is why the USDA is forecasting better exports.

                     They're not showing up now because of some year-end stuff and some markets closing around the end of the year, plus bird flu. But we believe that given some time that'll return next year.

(Farrah Aslam):      So you think that here we might have seen (the) bottoming
                     of leg quarter prices at around 26, 27 cents and they should start to improve going into January. Is that your (expectation)?

Man: I'm not sure that they've bottomed out yet. I wouldn't predict that. I just I think that as we put the bird flu issue behind us they'll improve.

(Farrah Aslam):      Okay.

                     And then kind of looking at breast meat, do you expect that to start - when do you anticipate the market may kind of start turning just seasonally and supply/demand that you see it right now in the market?

Man: (Farrah), you know, it's hard to predict when. It's like I said earlier, it's been such an unusual fall. I think going into...

Man:                 (Historically).

Man: ...going into next year that it's just like we normally see historically in the spring and after Easter the markets generally improve. Oh-five was unusual in that January we saw our highest boneless breast (unintelligible) market. But historically spring and summer are the best markets for that.

                     I think - I'm optimistic they're going to improve. I don't know the exact timing, you know. The timing may be a little different than it was this year. But historically it would be after Easter.

(Farrah Aslam):      Okay, great. Thank you very much.

Operator:            We'll go next to Christine McCracken with FTN Midwest.

Christine McCracken: Good morning.

Man:                 Good morning.

Man:                 Good morning, Christine.

Christine McCracken: Just following up on some of the early questioning, you know, relative to the current market I guess where should we see prices move? Only in the leg quarter prices for most of the back half of this year have been very strong and current numbers are down I guess about, you know, over 20% or so. Not expecting a lot of improvement there.

                     Is there something that you're seeing that would lead to significantly higher prices at some point over the next fiscal year?

Man:                 Higher than 2005?

Christine McCracken: Than kind of where we are now. It seems like leg quarter prices...

Man:                 Right now.

Christine McCracken: ...kind of settled out here. Maybe they move a little lower, like Lampkin said. But generally on a year-over-year basis for the balance of '06, you know, it seems to me that we're going to be kind of in this range, maybe, you know, up a little, down a little.

                     Is that a fair assessment?

Man: Well, we don't - I'm going to qualify everything I say by saying avian influenza. Absent avian influenza or some, you know, something - some breakout in - and I'm not talking about in the US either.

Christine McCracken: Correct.

Man: I'm talking about overseas. We think there's a softness in demand right now because of avian influenza in most export markets. We also think that importers over there did not want to get caught with large inventories of high priced products heading into a seasonal decline.

                     We also think particularly in Russia you were headed toward the end of - and the utilization of the full quota. And so that's what brought the - all of those factors brought the market down, including avian influenza.

                     I would expect the market after the first of the year, after avian influenza beginning in January, February, March to start firming up again. Have no idea what the high target'll be. But it's at 25 or 24 or something right now and that's a good price for leg quarters. And anything above that, which we would expect it to be based on recent history, recent demand, which has been outstanding. We would expect it to be some stronger than it is right now.

Christine McCracken: I - you know, and I don't disagree with you, that I think it could firm a little. I guess what I'm saying is that with the 50% plus increases that we got over the past 12 months, you know, and the very strong markets that we saw last year, given the current outlook it seems like that the market isn't willing to pay up for leg quarters like we've seen over the last year.

Man: I think that's true. And I think that same thing about boneless breast US.

Christine McCracken: (Yeah).

Man: I mean, right now the - it's just not a time to be selling it. And, you know, just because of seasonal demand loss and...

Christine McCracken: Right.

                     Do you think (at all), you know, when you look ahead at the next year and we're looking at maybe 2-1/2%, 3% more chicken out there, a lot more beef. And then, you know, kind of this ongoing maybe softness in casual dining demand at least, you know, maybe over the first half of your year, you know, what gives you confidence that breast meat prices will rebound?

                     I think we could get, you know, some modest breast meat pricing. But, you know, why should breast meat pricing get back to kind of year-ago levels over '06?

Man:                 Year ago?

Christine McCracken: (Yes).

Man: I don't expect them to get back to 2004 levels. I would look at the historical pattern that preceded 2004 where breasts were like $1.20...

Christine McCracken: Mm-hm.

Man: ...fall and winter and went into the summer and in July, August were $1.70 to $1.80.

Christine McCracken: Mm-hm.

Man: And that - to me that's a normal pattern. And last year was abnormal. And 2004 was not normal either. It was a spike year.

                     And I would - one of the things that's happening right now is we're not getting significant feature activity, Lampkin mentioned this, on white meat because we think a lot of the chains are concerned that they invest marketing and advertising dollars into a promotion and then avian influenza breaks somewhere in the US.

Christine McCracken: It seems really surprising given how, you know, cheap breast meat pricing - prices are that they wouldn't go back to chicken. But it does seem like it's logical that AI would keep them away from the market, at least...

Man:                 I think they're afraid of a break.

Christine McCracken: ...temporarily. Yeah, yeah.

Man: Get to the winter season and you get through, you know, when you get into April/May, you're pretty much out of AI in the US. And it would - what's happening right now is we're fixing to buy market with these values on breast meat. And absent AI, I think there's going to be plenty of activity when you get past the fear of AI.

Christine McCracken: Mm-hm.

Man: And that's what's happening. We're - the industry is buying market right now. And it's going to buy market versus beef and pork at these levels.

Christine McCracken: (Unintelligible).

                     So at least over the first half of your year I guess it's going to look pretty tough on meat pricing generally.

Man:                 I would say right now first quarter.

Christine McCracken: Okay.

Man:                 (I can't) see beyond there.

Man: Christine, we're seeing improvements in the casual dining numbers. We don't think of - we don't think right now it's showing up for chicken but their overall sales are better.

                     And we think that as Joe mentioned, these - the white meat levels that are in the marketplace now should create a lot of interested for more promotional and feature activity next year.

Christine McCracken: All right.

                     And then just in terms of Georgia kind of can you - you kind of gave us some color on where you are down there. Can you talk about the volumes they're putting through there now and maybe how they'll ramp up over the year?

Man: We are - this week we are running 575,000 head through the plant. By the end of the year, by the end December, we'll be up to right about 600,000 head. And then...

Man:                 That is 50% capacity.

Christine McCracken: (Right).

Man:                 Yeah. That's halfway there.

                     And next year we will begin ramping up from 600,000 head per week March 1 and some time next summer be at full capacity.

Man:                 (Right). We ought to be at full capacity by August 1.

Christine McCracken: Okay.

                     And in terms of, you know, expectations around production increases in the industry, it seems like most of the high numbers at least that've come put in pullets have been a function of rebuilding after the hurricane.

                     Is that a fair assumption given kind of the state-by-state breakdown? Is that kind of what you're seeing?

Man: I don't think so. I think you're just seeing the 92% and the (100), what was it, (108) on the last...

Man:                 (Unintelligible).

Man: If you put them together, it's just a - I think that - those variations and - are just a function of reporting. I think we - I don't know how many pullets were lost. We lost one farm.

Man:                 Yeah. All we lost...

Man:                 (Unintelligible)...

Man:                 ...and I don't think anybody else lost anything.

Christine McCracken: Okay.

Man: I think that's just a reporting function. And we're still seeing, you know, somewhere 102% and under.

                     And I would also caution you in that number there is a possibility that there is a shift going on within breeds in the industry to higher yielding birds that produce less eggs.

                     Now we don't know. We won't know that for a while, but that's what it looks like in (AgriStats).

Christine McCracken: Okay (fine).

                     And then just on AI, have you or your competitors, I mean, have you talked as an industry about approaching AI on a consolidated basis? It seems like a lot of companies have come out with specific kind of rebuttals on, you know, you can't get AI from eating chicken but the general public doesn't seem to be aware.

                     Have you discussed this internally? And is it possible that Sanderson could take a more proactive approach in trying to get the industry to move forward on some kind of consolidated effort, much like the beef industry did around BSE?

Man: Christine, the National Chicken Council, we're working with them. And they've got a - the marketing and public relations committee is working on that very topic about exactly what information to get out there.

                     So yes, we are working on it as an industry through the National Chicken Council.

Man: The only thing about that is there's no public relations or informational program in my opinion you could put out there that could compete with the amount of time that's being spent on this on television.

                     You have 60 Minutes, and what was the other one?

Man:                 (Unintelligible) on the news.

Man:                 (You had) two hours the other night.

Man: Well, you had 60 Minutes. And no matter what you did, it wouldn't be, Christine, as sensational as some of the - as some of that stuff is.

Man: Man, it just - that - for us it - we feel like we have to - we're putting out information and not minimizing. It would also be inappropriate to minimize the potential of even though we're well isolated by the Pacific Ocean and have safety measures in place and all of this, (it'd) be inappropriate to me to minimize the risk of a human outbreak.

                     And I think we just - we'd be factual about it and be diligent about our safeguards and be honest. But I don't think we - I'm uncomfortable minimizing the risk of avian influenza.

Christine McCracken: Fair enough.

                     Just to wrap it up, so we were talking about the outlook for meat pricing being, you know, probably flat to down. And you're talking about slightly higher feed costs. You've got the benefit obviously of more volume.

                     Are you comfortable at this point calling for a stronger year? Or is it your expectation at this point it's going to be, you know, down or possibly even flat with this '05, that number that (what) you've just reported?

Joe Sanderson:       Is that a trick question?

Christine McCracken: I would never try to trick you, Joe.

Man: You know, I'm - what we know is that we're going to have 2% to 3% growth in chicken and maybe a little bit more. If you grow 4%, if you export about 1% of that growth's going to be exported, so you're going to have 3% more growth US in the domestic supply. You will have that much more breast meat and wings. They're not exported.

                     And right now the outlook for the economy is solid. The people think fuel - gas prices are going to trend downward next year and the economy's going to be good. Given that, that - based on what I know, that makes me optimistic.

                     The thing you always ask, and other analysts, what gives me indigestion. What gives me indigestion is avian influenza, mainly outside the US that could dampen the export demand, which has been outstanding this year from all over, not just Russia.

                     To me, that's the - that is the thing that I would - the risk so to speak. That's the risk. The rest of it, I'm comfortable with the growth. The - we're looking at 1-1/2% to 2%, just say 2% more breeder stock. Been no announcements about concrete and steel and brick and mortar. That makes me optimistic.

Christine McCracken: But how does it get better from this year? Because, you know, we were - we had a pretty strong economy, you know, this year. I guess what I'm saying is, you know, you've seen...

Man:                 Well, I think one thing...

Christine McCracken: ...(unintelligible) really erode here.

Man: (Boneless) breast prices could be better. If you return to a historical trend versus what we had this past year, your breast meat prices would be what, 10 cents to 20 cents a pound higher.

Man:                 (Unintelligible).

Man:                 If you went back to a - is it 10?

Man:                 (Unintelligible) from $1.40 to $1.50...

Man:                 Ten to 15, yeah.

Man:                 ...(unintelligible) a pound.

Man: And I would be optimistic about that. I'd also be optimistic about food service, quick serve, and the casual dining getting better.

                     And it can happen in a - it can happen. The leg dark meat prices could be lower and the white meat prices could be higher and your internal cost structure could be a little bit better.

                     I mean, it happens differently every year. Now I'm with 2% increase in production or 3%, I feel comfortable with that.

Christine McCracken: All right.

                     Well, we'll (unintelligible)...

Man:                 Absent the hurricanes.

Christine McCracken: (Unintelligible) yeah.

Man:                 (Unintelligible).

Christine McCracken: I'll pay for that tip. All right, thanks.

Men:                 Thank you.

Operator:            We'll go next to (Andrew O'Connor) with Wells Capital.

(Andrew O'Connor):   Good morning, gentlemen.

Men:                 Good morning.

(Andrew O'Connor):   (A lot are) asked at this point. But wanted to know if you could further speak to the Foods Division and the desire to produce more processed, more cooked meat and how that'll enhance your product mix going ahead.

                     Thanks so much.

Man: (Andrew), as we mentioned earlier, we - '04 was not a profitable year for the Foods Division because raw material prices were so high going in. In '05, we did return the foods division to profitability but we were disappointed in the margins and we were disappointed in the volume through the plant.

                     So our plan going forward is to invest in some capital equipment that will allow us to increase our volumes and our products through the plant that will reduce our labor costs and our packing costs and our overhead and we believe allow us to be more competitive.

                     Some of the bids that we went through for '05 we were not successful. And it was a matter of our costs not being where they needed to be. So we've addressed that for '06 and what we expect to do in the future is sell more white meat products through that plant.

(Andrew O'Connor):   Okay. You know, I'm just wondering can you quantify the
                     results you hope to achieve with the capital equipment investments that you intend to make just in terms of cost reduction or perhaps there's some other metric which would give me a sense for the improvement you're looking for.

Man:                 I don't know if we can quantify the...

Man:                 (Unintelligible)...

Man:                 Yeah.

Mike Cockrell:       (Andrew), this is Mike. We're not - no, we're not in a
                     position right now to quantify for you exactly what those - what the margin improvement will be.

(Andrew O'Connor):   Okay.

                     And then secondly incorporating your estimated CAPEX for '06, $73.4 million I thought I heard you say, Mike, would you expect to be free cash flow positive after CAPEX and after dividend that is in 2006?

Man: You know, that depends on the chicken market that we've been talking about. Obviously if you do what we did this year (yes), we would be.

(Andrew O'Connor):   Okay.

                     Is it possible to take a stab at quantifying how much free cash flow or maybe a range and what the priorities for free cash flow would be next year?

Man: No. To do that, I mean, I know what my capital budget and dividends and you can look at the cash flow statement. And the plug number obviously's net income. And if I started backing into that number, I would back into a net income and we don't do that.

(Andrew O'Connor):   All right, sir. Thanks very much.

Man:                 Sure.

Men:                 Thank you.

Operator:            And once again, that is star-1 to ask a question.

                     And we'll go next to (Matthew Campbell) with Knott
                     Partners.

(Matthew Campbell):  Good morning, gentlemen.

Men:                 Good morning.

(Matthew Campbell):  I just wanted to try to get a handle on a couple of the issues with pricing. And one of the things you guys talked about was that the USDA was making predictions that the export market would be stronger next year.

                     When did they make that? Is that a recent prediction that they have made?

Man: I think the last, September or October was (unintelligible)...

Man:                 October.

Man: Yeah, the last one - yeah, they started - actually started predicting next year's exports, they start in January, you know. But the last one came out in October.

(Matthew Campbell):  So is it fair to say that was before the AI became bigger news? I'm not really current on the AI issue as much as I'd like to be.

Man: I think that's a fair statement, that this 5% to 7% increase that USDA is expecting, they've been having avian influenza in Asia for two years. They've found that it moved into Northern Europe and...

Man:                 Romania.

Man:                 ...Romania and Russia. I think that's a safe thing to say.

(Matthew Campbell):  Okay.

                     What - and then just - and I hate to beat a dead chicken so to speak but...

Man:                 (Unintelligible).

(Matthew Campbell):  ...what - there was a comment that I think you made to
                     Christine before that once we get AI behind us or hopefully behind us in the April/may time frame, I'm wondering what you mean by that. And, you know, just understanding migration of birds, it would seem like that's a busy time for the birds to be flying around and spreading disease.

                     If there was - would be more outbreak, wouldn't we think it would be more in that time frame?

Man:                 Well, the main migrations occur in the fall.

(Matthew Campbell):  Mm-hm.

Man: And - but that isn't really what I was talking about. What I was talking about is the virus itself has a harder time living and being viable in the - when you can open chicken houses up and ventilate and get houses drier and get more air moving from them. Typically viruses like that don't survive well in the summertime.

(Matthew Campbell):  Okay, great.

                     And you have a buyback in place. Did you guys repurchase any stock in the quarter?

Mike Cockrell:       This is Mike. No, we did not repurchase any during the
                     quarter.

(Matthew Campbell):  Okay.

                     And my last question, just the - due to the slowdown in the export market, I missed this and I apologize, but is the chicken - is the breast meat market in the US a - at a little bit of an imbalance now? A little bit more supply than you would normally want?

Man: Well, the - we don't think supply has been an issue this year or next. The demand was different this year for white meat compared to last. And we think that was the result of less promotional and feature activity particularly in the casual dining arena because of such high prices in the summer of '04.

                     But we do believe that this fall as bird flu has continued to be in the press on such a regular basis that some of the national chain accounts and national restaurant accounts have - they've been very careful with their inventories and they're - there's - there are not as many features and promotions this fall using chicken because of a fear that there could be an outbreak.

(Matthew Campbell):  And one last question. Thank you for your answers.

                     What is your biggest export market, or your two largest markets that you export to?

Man:                 Russia and China.

Man:                 Russia and China.

(Matthew Campbell):  And how is - how's the demand been from those two countries over the last month or two?

Man: (Off). Been very strong all year and excellent up until the last two months. It's just been...

(Matthew Campbell):  Can you quantify that? Is that soft down 10%, down 20%?

Man: Well, the - let me tell you a complicating thing. Russia always kind of goes seasonally soft this time of year because of the US approaches its quota of 780 million metric tons.

                     China, Russia is soft I think for a number of reasons I listed earlier - avian influenza being one, toward the end of the - filling up the quota, and normal seasonal decline.

                     China is some different than Russia. China usually is booming right now. And China, China goes through December. Russia slows in December. China is a bit different and we think that's because of concerns about avian influenza there.

                     (And) percentage-wise, I mean...

Man: Well, we shipped similar volumes. It just ships at different prices.

((Crosstalk))

Man:                 ...we do think inventories have built some over there.

(Matthew Campbell):  So do you guys break out what your - what pricing has done in those two markets. Those are your larger markets, your larger export markets?

Man: Our total export is about - what it's going to be, 8% or 10%?

Man:                 (Unintelligible).

Man:                 Nine percent this year of total...

Man:                 (Unintelligible).

Man:                 ...volume and less than that of total sales.

Man:                 But no, we don't breakout the price though.  No, we do not.

(Matthew Campbell):  Okay.

Man: We don't break out what we sell different products to different countries, no.

(Matthew Campbell):  Okay.

Man: (Unintelligible) the leg quarter market price in the fourth quarter was...

Man:                 Yeah.

Man:                 ...26 cents (unintelligible)...

Man: Yeah, the leg quarter market, the spot market price gives you a really good feel for what we sell them for. But we don't break out and say our sales price to Russia was this and to China was this and to Mexico was this. We don't do that.

(Matthew Campbell):  But quarters are about 26 cents at this point and breast meat is what price? And that was my last question.

Man:                 A dollar and a dime.

Man:                 A dollar ten on breast meat.

(Matthew Campbell):  Thank you very much.

Men:                 Thank you.

Men:                 (All right).

Operator:            I'd like to give everyone one final chance to ask a
                     question. It is star-1 today to ask a question. Star-1.

                     And gentlemen, it does appear we have no further questions at this time. I'd like to turn it back to our speakers for any additional or closing remarks.

Man: Thank you for spending time with us this morning. We are pleased with the opportunities before us and we look forward to continued progress in fiscal 2006.

                     On behalf of everyone at Sanderson Farms, we wish you all a very happy holiday season and a happy, prosperous, and peaceful new year. Thank you.

Operator:            This does conclude today's conference call. We thank you
                     for your participation. You may disconnect at this time.

                                       END


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